EXHIBIT 10.1

Execution Copy

LIMITED LIABILITY COMPANY AGREEMENT

of

INDORAMA LOOP TECHNOLOGIES, LLC,

between

LOOP INNOVATIONS, LLC

and

INDORAMA VENTURES HOLDINGS LP

dated as of

September 24, 2018

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LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT of INDORAMA LOOP TECHNOLOGIES, LLC, a Delaware limited liability company (the “Company”), is entered into as of September 24, 2018 (the “Effective Date”) by and among LOOP INNOVATIONS, LLC, a Delaware limited liability company (“Loop”), and INDORAMA VENTURES HOLDINGS LP, a Delaware limited partnership (“IVH” and, collectively with Loop, the “Parties” and each, individually, a “Party”).

RECITALS

WHEREAS, Indorama Ventures PCL., a Thailand public limited company and the ultimate parent company of IVH (“IVL”), and Loop Industries, Inc., a Nevada corporation (“Loop Parent”), entered into (i) that certain Indicative Term Sheet for Joint Venture Agreement, dated as of June 8, 2018 (the “Term Sheet”), and (ii) that certain Joint Venture Framework Agreement dated July 9, 2018 (the “Joint Venture Framework Agreement” and together with the Term Sheet, the “Preliminary Agreements”), which Preliminary Agreements established certain key terms upon which the Parties would enter into a joint venture between them to develop, construct, own and operate chemical upcycling polyester resin (“CUPET”) plants (each, a “Project” and, collectively, the “Projects”) through wholly-owned Subsidiaries (as defined below) of the Company (each, an “SPV” and, collectively, the “SPVs”) to engage in the Business (as defined below) throughout the world, the first such Project (the “Initial Project”) to be located [***], a Delaware corporation and a Subsidiary of IVL and IVH (“[***]”), located in [***] in the United States of America (the “[***] Facility”); and

WHEREAS, the Preliminary Agreements memorialized certain terms on which the Company would be formed and set forth certain agreements of the Parties with respect to matters arising prior to the formation of the Company regarding the Initial Project; and

WHEREAS, concurrently with the execution of this Agreement, Loop Parent and the Company are entering into that certain License Agreement (the “License Agreement”), pursuant to which Loop Parent will license to the Company and the SPVs the Licensed Subject Matter and the Loop Marks (as each such term is defined in the License Agreement) upon the terms, and subject to the conditions, set forth in the License Agreement; and

WHEREAS, concurrently with the execution of this Agreement, Loop Parent and the Company are entering into that certain Marketing Agreement (the “Marketing Agreement”), pursuant to which Loop Parent will market and sell the Products on behalf of the Company and the SPVs upon the terms, and subject to the conditions, set forth in the Marketing Agreement; and

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WHEREAS, with respect to the Initial Project, the Parties intend to enter into, or cause their respective Subsidiaries or Affiliates to enter into, each of the following additional agreements in furtherance of such Project: (i) a Capital Lease Agreement pursuant to which [***] or such other applicable Subsidiary of IVH would lease to the Company or the applicable SPV, for [***], an existing CP2 manufacturing line located at the [***] Facility at an effective interest rate of 6% per annum, which the Company or the applicable SPV would then retrofit to assist in the manufacture of Products (the “Capital Lease Agreement”); (ii) a Facility Lease Agreement pursuant to which [***] or such other applicable Subsidiary of IVH would lease to the Company or the applicable SPV on a rent-free basis certain real property and building space at the [***] Facility (the “Facility Lease Agreement”); (iii) a Shared Services Agreement pursuant to which [***] or such other applicable Subsidiary of IVH would provide certain services and utilities to the Company or the applicable SPV, which may include, without limitation, the shared support services identified on Schedule B attached hereto and the utilities identified on Schedule C attached hereto, in connection with the Business (the “Shared Services Agreement”); (iv) a Materials Agreement pursuant to which [***] or such other applicable Subsidiary of IVH would supply the Company or the applicable SPV with certain materials to be used in connection with the Business (the “Materials Agreement”); (v) an Assignment and Assumption Agreement pursuant to which Loop Parent or its applicable Subsidiary would assign to the Company or the applicable SPV certain supplier pricing commitments and/or agreements for the purchase of low cost polyester feedstock (the “Supply Agreement”); (vi) one or more License Agreements pursuant to which IVH and/or its applicable Affiliates would provide to the Company and the SPVs non-exclusive, non-transferable (subject to permitted transfers consistent with those provided in License Agreement), worldwide, fully-paid, royalty-free, perpetual (subject to termination rights consistent with those provided in the License Agreement) licenses for all IVH Background IP and IVH Sideground IP (each as defined below) required or useful to the Company in connection with its operation of the Business (collectively, the “IVH Licenses”); and (vii) any other agreements contemplated by the Preliminary Agreements or that are reasonably necessary for the Company to complete the Initial Project and conduct the Business as the Parties may mutually agree (such other agreements, together with the Capital Lease Agreement, the Facility Lease Agreement, the Shared Services Agreement, the Materials Agreement, the Supply Agreement and the IVH Licenses, the “Initial Project Documents”); and

WHEREAS, before they enter into the Initial Project Documents, the Parties intend for the Board to formally adopt an operational and capital expenditure budget for the Company and any applicable SPVs (the “Budget”), which will include appropriate reserves, Capital Calls and such other items as the Board determines; and

WHEREAS, from time to time, the Parties, acting through the Board, may choose to cause the Company to develop additional Projects, in which such case, the Company may form an additional SPV for each such Project and enter into agreements similar to the Initial Project Documents with respect to such Project; and

WHEREAS, the Parties wish to enter into this Agreement setting forth the terms and conditions governing the operation and management of the Company.

For and in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

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ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in this Section 1.01:

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i); and

(b) debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings; provided, however, that the term “Affiliate” does not, when used with respect to a Member, include any Company Entity.

“Agreement” means this Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein.

“All Interests Sale Price” has the meaning set forth in Section 9.07(a).

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“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Assignee’s Rights” has the meaning set forth in Section 9.01.

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“Bankruptcy” means, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member’s assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member’s inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member’s creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member’s consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Member bankrupt or appointing a trustee of such Member’s assets. The foregoing definition of "Bankruptcy" is intended to replace and shall supersede and replace the definition of "Bankruptcy" set forth in Sections 18-101(1) and 18-304 of the Delaware Act.

“BBA” means the Bipartisan Budget Act of 2015.

“BBA Procedures” has the meaning set forth in Section 11.04(c).

“Board” has the meaning set forth in Section 7.01.

“Board Deadlock” has the meaning set forth in Section 7.13.

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected unanimously by the Directors in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a) the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b) immediately prior to the distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

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(c) the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as reasonably determined (except as otherwise provided in Section 12.03(e)) by all of the Directors, as of the following times:

(i) the acquisition of an additional Membership Interest by a new or existing Member in consideration for more than a de minimis Capital Contribution or the issuance of Membership Interest as consideration for services rendered to or for the benefit of any Company Entity;

(ii) the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Membership Interest; and

(iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(d) the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e) if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Budget” has the meaning set forth in the Recitals.

“Business” has the meaning set forth in Section 2.05(a).

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, on which banks in Montreal or South Carolina are open for the conduct of their commercial banking business.

“Capital Account” has the meaning set forth in Section 3.04.

“Capital Call” has the meaning set forth in Section 3.02(a).

“Capital Commitment” has the meaning set forth in Section 3.01.

“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the Book Value of any property contributed to the Company by such Member.

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“Capital Lease Agreement” has the meaning set forth in the Recitals.

“Catch-up Contribution” has the meaning set forth in Section 3.02(b).

“Catch-up Period” has the meaning set forth in Section 3.02(b).

“Certificate of Formation” means the Company’s Certificate of Formation, as filed with the Secretary of State, as amended and/or restated from time to time.

“Chairperson” has the meaning set forth in Section 7.09.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company Entity” means, individually, any of the Company or any Subsidiary of the Company, including any SPV, then existing; collectively, these entities are referred to herein as the “Company Entities.”

“Company IP” means any Intellectual Property (a) created by any Company Entity, (b) jointly developed by the Members for the benefit of any Company Entity pursuant to a written joint development or other agreement entered into by the Parties or (c) acquired by any Company Entity from a third-party.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“Competitor” means any other Person engaged, directly or indirectly, in any portion of [***], (iii) offering for sale, marketing, selling and distributing the Products so made, in each case anywhere in the world.

“Confidential Information” has the meaning set forth in Section 10.01(a).

“Covered Person” has the meaning set forth in Section 8.01(a).

“CUPET” has the meaning set forth in the Recitals.

“Default Capital Contribution” has the meaning set forth in Section 3.02(b).

“Delaware Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq.

“Designated Individual” has the meaning set forth in Section 11.04(a).

“Director” has the meaning set forth in Section 7.01.

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“Directors Schedule” has the meaning set forth in Section 7.03(d).

“Dispute” has the meaning set forth in Section 13.11(a).

“Distributable Cash” means, with respect to the Company for a period of time, all funds of the Company on hand or in bank accounts of the Company as is available for distribution to the Members, after provision has been made for (i) payment of all operating expenses of the Company as of such time, (ii) provision for payment of all outstanding and unpaid current obligations of the Company as of such time, and (iii) provision for such reserves as the Board reasonably determines, from time to time, are necessary or appropriate for Company operations.

“Due Date” has the meaning set forth in Section 3.02(a).

“Effective Date” has the meaning set forth in the Preamble.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Facility Lease Agreement” has the meaning set forth in the Recitals.

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction. Unless otherwise provided herein, Fair Market Value shall be as determined jointly by the Members; provided, that if the Members are unable to agree on the fair market value of such asset within a reasonable period of time (not to exceed a period of ten (10) days), such fair market value shall be determined by a nationally recognized investment banking, accounting or valuation firm agreed to by the Members. The determination of such firm shall be final, conclusive and binding and the fees and expenses of such valuation firm shall be borne by the Company.

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“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“Funding Member” has the meaning set forth in Section 3.02(b).

“GAAP” means the generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

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“ICC” has the meaning set forth in Section 13.11(c).

“ICC Court” has the meaning set forth in Section 13.11(d).

“ICC Rules” has the meaning set forth in Section 13.11(d).

“Indebtedness” of any Person means (without duplication) (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person which are evidenced by notes, bonds, debentures or similar instruments; (c) all obligations of such Person that have been, or should be, in accordance with GAAP, recorded as capital leases; (d) all obligations of such Person that have been, or should be, in accordance with GAAP, recorded as a sale-leaseback transaction or a leveraged lease; (e) all obligations of such Person in respect of letters of credit or acceptances issued or created for the account of such Person; (f) all liabilities for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business); and (g) all direct or indirect guarantees (including “keep well” arrangements, support agreements and similar agreements) with respect to Indebtedness of any other Person.

“Initial Capital Contribution” has the meaning set forth in Section 3.02(a).

“Initial Members” means Loop and IVH.

“Initial Project” has the meaning set forth in the Recitals.

“Initial Project Documents” has the meaning set forth in the Recitals.

“Initial Term” has the meaning set forth in Section 9.01.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing; (d) internet domain names and social media account or user names (including “handles”), all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein; (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (i) all other intellectual or industrial property and proprietary rights.

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“IP Appraiser” has the meaning set forth in Section 12.03(c).

“IP Usage Terms” has the meaning set forth in Section 12.03(c).

“IVH” has the meaning set forth in the Preamble.

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“IVH Background IP” means all Intellectual Property owned by IVH and/or its Affiliates as of the Effective Date.

“IVH Director” has the meaning set forth in Section 7.02(b).

“IVH Licenses” has the meaning set forth in the Recitals.

“IVH Sideground IP” means all Intellectual Property other than Company IP that IVH and/or its Affiliates (excluding any Company Entity) develops and owns or acquires ownership of, in either case after the Effective Date.

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“IVL” has the meaning set forth in the Recitals.

“Joint Venture Framework Agreement” has the meaning set forth in the Recitals.

“License Agreement” has the meaning set forth in the Recitals.

“Liquidator” has the meaning set forth in Section 12.03(a).

“Loop” has the meaning set forth in the Preamble.

“Loop Background IP” means all Intellectual Property owned by Loop and/or its Affiliates as of the Effective Date.

“Loop Director” has the meaning set forth in Section 7.02(a).

“Loop Parent” has the meaning set forth in the Preamble.

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“Loop Sideground IP” means all Intellectual Property other than Company IP that Loop and/or its Affiliates (excluding any Company Entity) develops and owns or acquires ownership of, in either case after the Effective Date.

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“Losses” has the meaning set forth in Section 8.03(a).

“Major Decision” has the meaning set forth in Section 7.06.

“Majority Approval” means the affirmative vote or approval (including by proxy) of a simple majority of the Directors in attendance at any Board meeting at which a quorum is present.

“Marketing Agreement” has the meaning set forth in the Recitals.

“Materials Agreement” has the meaning set forth in the Recitals.

“Member” means (a) each Initial Member and (b) each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Delaware Act. The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Membership Interest” means an interest in the Company owned by a Member, including such Member’s limited liability company interest in the Company and its right (a) to its distributive share of Net Income, Net Losses and other items of income, gain, loss and deduction of the Company; (b) to its distributive share of the assets of the Company; (c) to vote on, consent to, or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act. The Membership Interest of each Member shall be expressed as a Percentage Interest.

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“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a) any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(I) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c) any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d) any items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e) if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f) to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“Non-funding Member” has the meaning set forth in Section 3.02(b).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).

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“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Non-Virgin PET” means PET that is waste, recycled or otherwise previously used.

“Notice Date” means, for purposes of Section 9.06, the later of the date on which the Company and all Members have actual notice of a Triggering Event or the date thirty (30) days immediately following the date of the applicable Triggering Event.

“Officers” has the meaning set forth in Section 7.10.

“Option Interest” has the meaning set forth in Section 9.06(b).

“Party” and “Parties” have the respective meanings set forth in Preamble.

“Partnership Representative” has the meaning set forth in Section 11.04(a).

“Percentage Interest” means, with respect to a Member at any time, the percentage set forth opposite such Member’s name on Schedule A attached hereto (such percentage being understood to be reflective of the economic interest in the Company represented by such Member’s Membership Interest). The Percentage Interests shall at all times aggregate to one hundred percent (100%).

“Permitted Transfer” has the meaning set forth in Section 9.01.

“Permitted Transferee” means (i) a Person who is a Member of the Company or (ii) any Affiliate of a Member.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

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“Preliminary Agreements” has the meaning set forth in the Recitals.

“Products” means recycled or upcycled PET resins.

“Project” and “Projects” have the respective meanings set forth in the Recitals.

“Proposed Purchaser” has the meaning set forth in Section 9.07(a).

“Proposed Sale” has the meaning set forth in Section 9.05(a).

“Proposed Sale Transaction” has the meaning set forth in Section 9.07(a).

“Regulatory Allocations” has the meaning set forth in Section 5.02(e).

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“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Requesting Member” has the meaning set forth in Section 12.03(c).

“Required Capital Contribution” means all Capital Contributions by a Member until such Member’s aggregate Capital Contributions to the Company equal such Member’s full Capital Commitment. For the avoidance of doubt, any interest component due in connection with a Catch-up Contribution shall be excluded for purposes of such Member’s Required Capital Contribution.

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“Royalty Terms” has the meaning set forth in Section 12.03(c).

“Sale Participation Notice” has the meaning set forth in Section 9.07(a).

“Sale Terms” has the meaning set forth in Section 9.05(a).

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933.

“Selling Member” has the meaning set forth in Section 9.07(a).

“Shared Services Agreement” has the meaning set forth in the Recitals.

“[***] Facility” has the meaning set forth in the Recitals.

“SPV” and “SPVs” have the respective meanings set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Supermajority Approval” means the affirmative vote or approval (including by proxy) of a majority of the Directors in attendance at any Board meeting at which a quorum is present, including the affirmative vote or approval (including by proxy) of at least one (1) Loop Director and the affirmative vote or approval (including by proxy) of at least one (1) IVH Director; provided, that, if, at any time, either Party’s Percentage Interest falls below twenty-five percent (25%), the affirmative vote or approval of at least one (1) Director appointed by such Party shall not be required in connection with a Supermajority Approval.

“Supply Agreement” has the meaning set forth in the Recitals.

“Suspended Meeting” has the meaning set forth in Section 7.05(a).

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“Tag Along Notice” has the meaning set forth in Section 9.07(a).

“Tag Along Rights” has the meaning set forth in Section 9.07(a).

“Tag Along Sale” has the meaning set forth in Section 9.07(a).

“Taxing Authority” means any federal, state, local or foreign taxing authority.

“Term” has the meaning set forth in Section 2.06.

“Term Sheet” has the meaning set forth in the Recitals.

“Transaction Documents” means this Agreement, the License Agreement, the Marketing Agreement and the Initial Project Documents.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Membership Interest owned by a Person or any interest (including a beneficial interest or any direct or indirect economic or voting interest) in any Membership Interest owned by a Person, including by means of a disposition of equity interests in a Member or in a Person that directly or indirectly holds any equity interests in a Member; provided, that none of a sale, transfer, assignment, pledge, encumbrance, hypothecation, issuance, disposition, redemption or repurchase of any equity securities in IVL or Loop Parent shall be deemed to be a Transfer of a Membership Interest. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Transfer Interest” has the meaning set forth in Section 9.05(b).

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Triggering Event” has the meaning set forth in Section 9.06(a).

“Umpires” has the meaning set forth in Section 13.11(b).

[***]

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Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented or modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Member drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II
ORGANIZATION

Section 2.01 Formation.

(a) The Company is hereby formed, pursuant to the provisions of the Delaware Act, by the filing of the Certificate of Formation with the Secretary of State and the execution of this Agreement. An “authorized person” of the Company within the meaning of the Delaware Act filed the Certificate of Formation of the Company with the Secretary of State, such filing being hereby ratified and approved in all respects.

(b) This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

Section 2.02 Name. The name of the Company is “Indorama Loop Technologies, LLC” or such other name or names as may be designated by the Board in accordance with the Delaware Act; provided, that the name shall always contain the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC.”

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Section 2.03 Principal Office. The principal office of the Company is located at:

[***]

[***]

or such other place as may from time to time be determined by the Board. The Board shall give prompt notice of any such change to each of the Members.

Section 2.04 Registered Office; Registered Agent.

(a) The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

(b) The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

Section 2.05 Purpose; Powers.

(a) Unless otherwise approved pursuant to Section 7.06(a), the purposes of the Company are to engage in (i) retrofitting existing or newly acquired facilities of IVL and/or its Subsidiaries for the purpose of manufacturing Products using DMT and/or MEG produced through the depolymerization of Non-Virgin PET using technology licensed pursuant to the License Agreement, (ii) manufacturing such Products at such facilities using DMT and/or MEG produced through the depolymerization of Non-Virgin PET using technology licensed pursuant to the License Agreement, (iii) offering for sale, marketing, selling and distributing such Products so made at such facilities, and (iv) any and all activities necessary or incidental thereto (the “Business”).

(b) The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Delaware Act.

Section 2.06 Term. The term of the Company (“Term”) commenced on the date the Certificate of Formation was filed with the Secretary of State and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

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ARTICLE III
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 3.01 Capital Commitments. The Members will make Capital Contributions of cash to the Company in an aggregate amount up to [***] as follows: IVH shall contribute up to [***] and Loop shall contribute up to [***] (each, such Member’s “Capital Commitment”). In connection with the foregoing Capital Commitments, each Member shall be issued a Membership Interest represented by the Percentage Interest set forth on Schedule A attached hereto. The Board shall update Schedule A upon the issuance or Transfer of any Membership Interest to any new or existing Member in accordance with this Agreement. At the election of the Board in its sole discretion, certain amounts which a Member has expended on behalf of the Company may be treated as Capital Contributions of such Member (thereby reducing such Member’s remaining Capital Commitment).

Section 3.02 Required Capital Contributions.

Capital Calls. Until the Members have made aggregate Capital Contributions to the Company equal to the Members’ full Capital Commitments, the Board, at any time after the Effective Date, may give written notice (a “Capital Call”) to the Members for Required Capital Contributions. A Capital Call shall (i) state that it is a Capital Call pursuant to this Section 3.02, (ii) set forth the total amount of capital required by the Company, as determined by the Board, (iii) set forth each Member’s share of the total amount of capital required by the Company, which shall be equal to such Member’s Percentage Interest multiplied by the total amount of capital required by the Company and (iv) set forth the due date for the Member’s Capital Contribution in response to the Capital Call, which due date shall be not less than thirty (30) days following the date of the Capital Call (the “Due Date”). A Member will be treated as timely making its Capital Contribution in response to a Capital Call if the Member transfers cash or other immediately available funds to the Company on or before the Due Date. A Member is required to make a Capital Contribution in an amount equal to the amount specified in the Capital Call in response to the Capital Call until such Member has made all Required Capital Contributions. Notwithstanding the foregoing, (i) within ten (10) days following the Effective Date, each Member shall make, without having first received a Capital Call, an initial cash Capital Contribution in the amount of One Hundred Dollars ($100) and (ii) within one hundred twenty (120) days following the Effective Date, each Member shall make, without having first received a Capital Call, a cash Capital Contribution in the amount of [***] (each, an “Initial Capital Contribution”).

(a) Failure to Make Capital Contributions in Response to Capital Call. Each Member shall be required to timely make the Required Capital Contribution requested from such Member in each Capital Call. If a Member fails to timely make its Required Capital Contribution by the Due Date (a “Non-funding Member”), then such Non-funding Member shall be provided an additional ninety (90) days following the Due Date (the “Catch-up Period”) in which to make the Required Capital Contribution, together with interest accrued thereon from the Due Date until the date that payment is ultimately made by the Non-funding Member at an annual interest rate of six percent (6%) (the “Catch-up Contribution”). If a Non-funding Member does not make its Catch-up Contribution prior to the expiration of the Catch-up Period, then the Board shall notify each Member that timely makes its Required Capital Contribution in response to a Capital Call (a “Funding Member”) that such Funding Member may fund the Non-funding Member’s share of capital requested in such Capital Call (a “Default Capital Contribution”); provided, that, a Default Capital Contribution made by a Funding Member shall not be required to include any interest component that would have been otherwise required of the Non-funding Member in connection with its Catch-up Contribution. Each Funding Member may elect at any time thereafter to contribute the Default Capital Contribution requested in such Capital Call and the Percentage Interests of the Members shall be adjusted so that each Member’s Percentage Interest is a fraction, expressed as a percentage, having as its numerator the aggregate Capital Contributions made by the Member as of that time and having as its denominator the aggregate Capital Contributions of all Members as of that time.

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(b) Additional Capital Contributions. No Member shall be required to make Capital Contributions to the Company in excess of such Member’s Required Capital Contribution and, except as otherwise contemplated herein, no Member shall be permitted to make Capital Contributions to the Company in excess of such Member’s Required Capital Contribution, in either case without the approval of the Board.

Section 3.03 Financing. Notwithstanding anything to the contrary set forth elsewhere herein, the Board and each of the Members hereby agree that all the assets of, and equity interests in the Company be pledged by each Member and that IVH shall cause IVL to coordinate with and assist the Company in raising secured Indebtedness for borrowed money to finance the Initial Project, which such Indebtedness shall have terms and conditions that are commensurate with or better than those that a willing lender and an unrelated willing borrower would have negotiated on an arm’s length basis and be subject to Majority Approval. The original principal amount of such secured Indebtedness for the Initial Project (including, without limitation, secured Indebtedness incurred by the Company pursuant to the Capital Lease) shall not exceed [***] in the aggregate, unless otherwise approved by the Board. IVH shall cause IVL to and Loop shall cause the Loop Parent to provide project completion guaranties in relation to any Project.

Section 3.04 Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 3.04. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a) Each Member’s Capital Account shall be increased by the amount of:

(i) such Member’s Capital Contributions;

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(ii) any Net Income or other item of income or gain allocated to such Member pursuant to ARTICLE V; and

(iii) any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.

(b) Each Member’s Capital Account shall be decreased by:

(i) the cash amount or Book Value of any property distributed to such Member pursuant to ARTICLE VI and Section 12.03(c) and (d);

(ii) the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to ARTICLE V; and

(iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

Section 3.05 Succession Upon Transfer. In the event that any Membership Interest is Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Membership Interest and shall receive allocations and distributions pursuant to ARTICLE V, ARTICLE VI and ARTICLE XII in respect of such Membership Interest.

Section 3.06 Negative Capital Accounts. In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, including during the Term or upon dissolution or liquidation of the Company, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 3.07 No Withdrawals From Capital Accounts. No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Member, in its capacity as such, shall receive any interest, salary, management or service fees, or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.

Section 3.08 Loans From Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in Section 3.04, if applicable.

Section 3.09 Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Board may authorize such modifications.

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ARTICLE IV

MEMBERS

Section 4.01 Admission of New Members.

(a) Upon their execution of counterpart signature pages to this Agreement, each of the Person’s limited on Schedule A hereto as of the date hereof is hereby admitted as a member of the Company. In the case of a Person other than the Members named on Schedule A as of the Effective Date, acquiring a Membership Interest directly from the Company in accordance with this Agreement, the Person shall be admitted as a Member with respect to such Membership Interest only upon compliance with the following requirements:

(i) Furnishing to the Company with written evidence of the Majority Approval of the Board, approving the admission of such Person as a Member and setting forth the Capital Contribution required of such new Member (if any), such new Member’s Percentage Interest, and any terms or conditions of such new Member’s membership not already provided for in this Agreement;

(ii) Furnishing to the Company an agreement, in a form satisfactory to the Board, of such Person to be bound by all of the terms and conditions of this Agreement;

(iii) Making any Capital Contributions required of such Person as determined by the Board;

(iv) If so requested by the Board, registration of such Membership Interest under the applicable federal and state securities laws and regulations or furnishing of an opinion of counsel satisfactory to the Board that such registration is not required;

(v) Providing the Board with such other instruments, executed by such Person or the Company, where appropriate, as the Board may deem necessary or desirable to effect such admission;

(vi) Paying reasonable expenses incurred by the Company in connection with the admission of such new Member; and

(vii) Providing IRS Form W-9, IRS Form W-8 or such other documentation the Board may reasonably request to determine the Company’s obligation to withhold taxes on distributions or allocations by the Company.

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(b) An assignee of a Membership Interest shall be admitted as a Member only upon compliance with the requirements of Section 9.01.

(c) A Person shall not be admitted as a Member if such Person lacks capacity or is otherwise prohibited from being admitted by Applicable Law.

(d) Upon admission of a new Member (under Section 4.01(a) or Section 4.01(b)), the Board shall update Schedule A to include the name, Percentage Interest, and Capital Contribution (if applicable) of the newly admitted Member.

Section 4.02 No Personal Liability. Except as otherwise provided in the Delaware Act, by Applicable Law or expressly in this Agreement, no Member will be obligated personally for any debt, obligation or liability of any Company Entity or other Member, whether arising in contract, tort or otherwise, solely by reason of being a member of the Company.

Section 4.03 No Resignation. So long as a Member continues to hold any Membership Interest, such Member shall not have the ability to resign as a Member prior to the dissolution and winding up of the Company and any such resignation or attempted resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Membership Interests, such Person shall no longer be a Member. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in § 18-304 of the Delaware Act.

Section 4.04 No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Section 4.05 Intellectual Property. As between the Company and each Member, the Company shall have all of the legal and beneficial rights, title, and interest in and to the Company IP, including, without limitation, the exclusive rights to (i) use the Company IP in any manner whatsoever and for any purpose whatsoever, including to develop, import, make, offer for sale, sell or otherwise commercialize products or services of any nature; (ii) market, license (and permit other parties to sublicense), sell, distribute, disclose, display, publish, and otherwise provide the Company IP to any other third parties; (iii) copy, modify, enhance, perform, transform, and create derivative works and improvements to the Company IP; (iv) file for and secure or register a patent, copyright, trademark or service mark in the Company IP throughout the world, including renewals, reissues and extensions thereof; and (v) enforce all rights in the Company IP, whether arising from patent laws, copyright laws, trademark laws, trade secret principles, or in any other manner, through suit in law or in equity, against any and all persons or entities, throughout the world (whether such infringement occurred in the past, present or future). Each Member acknowledges that it and its Affiliates will not have or claim any rights in any of the Company IP except as provided in the License Agreement or the IVH Licenses. Neither Loop nor any of its Affiliates shall have or claim any rights in any IVH Background IP or IVH Sideground IP. Neither IVH nor any of its Affiliates shall have or claim any rights in any Loop Background IP or Loop Sideground IP.

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Section 4.06 Approval by Members. Except as otherwise expressly required in this Agreement or by mandatory provisions of the Act, whenever any action, including any approval, consent, determination, resolution, or decision is to be taken or given by the Members under this Agreement or under the Act, it shall be authorized by the vote or approval of such Member(s) that at such time hold(s) at least a majority of the Membership Interests of the Company then issued and outstanding.

Section 4.07 Representations and Warranties. Each Member represents and warrants to the other Member and Company as of the Effective Date:

(a) It is an entity duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b) It has the full right, power and authority to perform its obligations hereunder;

(c) This Agreement is a legal valid and binding obligation of such Member enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general equitable principles; and

(d) The authorization, execution, delivery, and performance of this Agreement does not and will not conflict with, or result in a breach, default or violation of, (x) the organizational documents of such Member, (y) any contract or agreement to which such Member is a party or is otherwise subject, or (z) any Applicable Law, order, judgment, decree, writ, injunction or arbitral award to which such Member is subject.

ARTICLE V
ALLOCATIONS

Section 5.01 Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 5.02, Net Income and Net Loss of the Company shall be allocated among the Members pro rata in accordance with their Percentage Interests.

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Section 5.02 Regulatory and Special Allocations. Notwithstanding the provisions of Section 5.01:

(a) If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02(a) is intended to comply with Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Nonrecourse Deductions shall be allocated to the Members in accordance with their Percentage Interests.

(d) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 5.02(d) is intended to comply with the “qualified income offset” requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e) The allocations set forth in paragraphs (a), (b), (c) and (d) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this ARTICLE V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

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Section 5.03 Tax Allocations.

(a) Subject to Section 5.03(b), Section 5.03(c) and Section 5.03(d), all income, gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions pursuant to Section 5.01 and Section 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Section 5.01 and Section 5.02.

(b) Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) using any permissible method selected by the Board, so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c) If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value in Section 1.01, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in accordance with Code Section 704(c).

(d) Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board, taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e) Allocations pursuant to this Section 5.03 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, distributions or other items pursuant to any provisions of this Agreement.

ARTICLE VI

DISTRIBUTIONS

Section 6.01 General. The Board shall determine the amount of Distributable Cash that is available for distribution to the Members. Except as otherwise provided by this Agreement, such Distributable Cash, if any, shall be distributed quarterly, or at such more frequent times, and in such amounts as the Board shall determine in accordance with this Section 6.01. Distributable Cash, if any, shall be distributed to the Members pro rata in accordance with the Members’ respective Percentage Interests.

Section 6.02 Limitation Upon Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to the Members if such distribution would violate the Delaware Act or other Applicable Law or if such distribution is prohibited by the Company’s then-applicable debt-financing agreements.

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Section 6.03 Withholding. If any federal, foreign, state, or local jurisdiction requires the Company to withhold taxes or other amounts with respect to any Member’s share of Net Income, taxable income, or distributions, then the Company shall withhold from distributions or other amounts due to the Member an amount necessary to satisfy the withholding responsibility. The Member for whom the Company paid the withholding tax shall be deemed to have received the withheld distribution or other amount due and to have paid the withholding tax directly.

Section 6.04 Tax Distributions. Notwithstanding the order and priority of Section 6.01, to the extent that the Board determines that there is sufficient Distributable Cash, the Company shall distribute Distributable Cash to the Members, no later than the date which is the unextended due date of the Company’s federal income tax return for each Fiscal Year, an amount equal to (i) the federal and state income taxes imposed on the Members (assuming the Members are South Carolina residents in the highest federal and state marginal income tax brackets prevailing in such Fiscal Year) by reason of their respective distributive shares for income tax purposes of the Company’s income for such Fiscal Year, less (ii) the distributions made to the Members in such Fiscal Year pursuant to Section 6.01. Distributions made to a Member under this Section 6.04 are to be treated as advances of amounts that are otherwise distributable to that Member under this Agreement and, therefore, will reduce the amount of distributions to be made to that Member under Section 6.01, or other applicable provision of this Agreement.

Section 6.05 Distributions in Kind. No Member has the right to demand or receive property other than cash in payment for its share of any distribution made in accordance with this Agreement. Except as set out in Section 12.03(e), non-cash distributions are not permitted without the approval of the Board.

ARTICLE VII

MANAGEMENT

Section 7.01 Establishment of the Board. A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Director”) who shall be appointed in accordance with the provisions of Section 7.02. Each Director shall be a “manager” of the Company within the meaning of the Delaware Act. The business and affairs of the Company shall be managed, operated and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full, complete and exclusive power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement. No Director, acting in his or her capacity as such, shall have any authority to bind the Company with respect to any matter except pursuant to a resolution authorizing such action that is duly adopted by the Board by the affirmative vote required with respect to such matter pursuant to this Agreement. Except as expressly provided herein or by Applicable Law, no Member, in its capacity as a Member, shall have any power or authority over the business and affairs of the Company or any power or authority to bind the Company.

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Section 7.02 Board Composition; Vacancies. The Company and the Members shall take such actions as may be required to ensure that the number of Directors constituting the Board is at all times six (6), unless otherwise agreed pursuant to Section 7.06(a) or unless otherwise provided herein. So long as each Party’s Percentage Interest is at least forty percent (40%), the Board shall always have an equal number of Loop Directors and IVH Directors. The Board shall always be comprised solely of Loop Directors and IVH Directors. The Board shall initially be comprised as follows:

(a) three (3) individuals appointed by Loop (each, a “Loop Director”); and

(b) three (3) individuals appointed by IVH (each, an “IVH Director”).

If a Party’s Percentage Interest falls below forty percent (40%), such Party’s right to appoint a Director shall fall to two (2) Directors and the number of Directors constituting the Board shall be reduced to five (5) Directors. If a Party’s Percentage Interest falls below fifteen percent (15%), such Party’s right to appoint a Director shall fall to one (1) Director and the number of Directors constituting the Board shall be reduced to four (4) Directors.

Section 7.03 Removal; Resignation.

(a) Each Member may remove any Director appointed by it at any time, with or without cause, effective upon written notice to the other Member and the Chairperson. No Director may be removed except in accordance with this Section 7.03(a).

(b) A Director may resign at any time from the Board by delivering his or her written resignation to the Chairperson. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s or Company’s acceptance of a resignation shall not be necessary to make it effective.

(c) Any vacancy on the Board resulting from the resignation, removal, death or disability of a Director appointed by a Member shall be filled by the Member that appointed such Director, with such appointment to become effective immediately upon delivery of written notice of such appointment to the other Member and the Chairperson.

(d) The Board shall maintain a schedule of all Directors with their respective mailing addresses (the “Directors Schedule”), and shall update the Directors Schedule upon the removal or replacement of any Director in accordance with this Section 7.03.

(e) Each Member shall take all necessary action to carry out fully the provisions of Section 7.02 and the foregoing provisions of this Section 7.03 to ensure that the Board consists of the Directors that are duly appointed in accordance with such sections.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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Section 7.04 Meetings.

(a) Regular meetings of the Board shall be held on at least a quarterly basis at such dates and times as the Board may designate. Special meetings of the Board may be called at any time by the Chairperson and shall be called by the Chairperson at the written request of any Director who makes such request in good faith. Meetings of the Board may be held either in person or by telephone or video conference or other communication device that permits all Directors participating in the meeting to hear each other.

(b) Written notice of a meeting of the Board stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given to each Director by electronic mail, facsimile or any other manner permissible under Applicable Law no less than fifteen (15) days before the date of the meeting; provided, that, in the case of a special meeting, the Chairperson or the Director requesting the meeting may reduce the advance notice period to not less than three (3) Business Days if the Chairperson or such Director determines, acting reasonably and in good faith, that it is necessary and in the best interests of the Company for the Board to take action within a time period of less than fifteen (15) days. Notice of any meeting may be waived in writing by any Director. Presence at a meeting shall constitute waiver of any deficiency of notice under this Section 7.04(b), except when a Director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not called or convened in accordance with this Agreement and does not otherwise attend the meeting.

(c) The Secretary of the Company (or the Chairperson, if there is no Secretary) shall circulate to each Director an agenda for each regular meeting not less than three (3) Business Days in advance of such meeting. In the case of a regular meeting, such agenda shall include a discussion of the financial reports most recently delivered pursuant to Section 11.01 and any other matters that a Director may reasonably request to be included on such agenda. In the case of a special meeting, the agenda for such meeting shall be established by the Chairperson and shall, if applicable, include any matters specified by the Director requesting such meeting, and shall be provided to each Director at the time such special meeting is called.

(d) The decisions and resolutions of the Board shall be recorded in minutes, which shall state the date, time and place of the meeting (or the date of any written consent in lieu of a meeting), the Directors present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting or written consent. The minutes shall be entered in a minute book kept at the principal office of the Company and a copy of the minutes of each Board meeting shall be provided to each Director.

(e) Meetings of the Board shall be conducted in English and written decisions, resolutions and minutes of the Board shall be documented in English.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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Section 7.05 Quorum; Manner of Acting.

(a) The presence in person or by proxy of the majority of the Directors then serving on the Board shall constitute a quorum for the conduct of business at any meeting of the Board. If such quorum shall not be present at any meeting of the Board (a “Suspended Meeting”), the Directors present shall adjourn the meeting and promptly give notice to the Directors of when it shall be reconvened, which notice shall include a copy of the notice and agenda originally given with respect to such Suspended Meeting.

(b) Any Director may participate in a meeting of the Board by telephone or video conference or other communications device that permits all Directors participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(c) Each Director shall have one (1) vote on all matters submitted to the Board. Except as otherwise set forth in this Agreement, Majority Approval shall be required to authorize any action by the Board and shall constitute the action of the Board for all purposes. For greater clarity, any action hereunder to be taken by the Board or requiring Board approval or consent shall require Majority Approval unless a greater threshold is specified.

Section 7.06 Major Decisions.

(a) Notwithstanding anything herein to the contrary, the Company shall not, and shall not enter into any commitment to (and the Board shall not authorize the Company to), do any of the following, with respect to itself or any Company Entity, without Supermajority Approval and the approval of each Member who at such time holds at least a twenty-five (25%) Percentage Interest (each a “Major Decision”):

(i) amend, modify or waive this Agreement (other than any amendment to Schedule A necessary to reflect any new issuance, redemption, repurchase or Transfer of Membership Interests in accordance with this Agreement, including, without limitation, pursuant to Section 3.02(b));

(ii) make any material change to the nature of the Business conducted by the Company or enter into any business other than the Business;

(iii) approve a Capital Call that has been made other than pursuant to Section 3.02(a);

(iv) change the number of Directors on the Board, except as specifically contemplated pursuant to Section 7.02;

(v) changing the Business of the Company;

(vi) approve any merger, consolidation or combination of the Company with or into any other Person; or

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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(vii) initiate a bankruptcy proceeding (or consent to any involuntary bankruptcy proceeding) involving the Company.

(b) Except as otherwise expressly provided above or elsewhere in this Agreement, Majority Approval shall be necessary and sufficient in order to approve or consent to any other matters requiring approval by the Board under this Agreement.

Section 7.07 Action By Written Consent. Notwithstanding anything herein to the contrary, any action of the Board may be taken without a meeting if a consent in writing, including by Electronic Transmission, setting forth the action to be taken, is signed or transmitted, as applicable by at least the number of Directors necessary to take such action at an actual meeting under the terms of this Agreement. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State.

Section 7.08 Compensation; No Employment.

(a) Each Director shall serve without compensation in his or her capacity as such. Each Director shall be entitled to reimbursement from the Company for his or her reasonable and necessary out-of-pocket expenses incurred in the performance of his or her duties as a Director, pursuant to such policies as may from time to time be established by the Board.

(b) This Agreement does not, and is not intended to, confer upon any Director any rights with respect to employment by the Company, and nothing herein should be construed to have created any employment agreement or relationship with any Director.

Section 7.09 Chairperson of the Board. A Chairperson of the Board (“Chairperson”) shall preside at all meetings of the Board at which he or she is present. The Chairperson shall serve a two (2) year term. The Chairperson shall be a Director appointed by either the IVH Directors or the Loop Directors on an alternating basis; provided, that the initial Chairperson shall be appointed by the Loop Directors; provided, further, to the extent that, at any time, a Party’s Percentage Interest is below twenty-five percent (25%), (i) if the Chairperson then-serving was appointed by such Party, such Chairperson shall immediately be replaced by a Chairperson appointed by the other Party, and (ii) such Party shall not be entitled to appoint the Chairperson even when it is such Party’s turn to do so and the other Party shall instead be entitled to appoint the Chairperson at such time. For the avoidance of doubt, a Director shall not be considered to be an officer of the Company by virtue of holding the position of Chairperson and shall not have any rights or powers different from any other Director other than with respect to any procedural matters to the extent delegated by the Board or as expressly set forth in this Agreement.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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Section 7.10 Officers; Committees.

(a) The Board may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Board may delegate to such Officers such powers and authorities as the Board deems advisable. Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. No Officer need be a Member or Director. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his or her successor is designated by the Board or until his or her earlier death, resignation or removal. Any Officer may resign at any time on written notice to the Board. Any Officer may be removed by the Board with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Board.

(b) The Board may from time to time delegate authority to one or more standing committees, each of which shall be comprised of one or more individuals who may or may not be Directors. Any such committee shall have and may exercise the authority of the Board to the extent such authority is expressly delegated by the Board to such committee.

(c) Within thirty (30) days after the Effective Date, the Board shall establish a “Steering Committee” consisting of an equal number of qualified representatives of each Party. The operation and authority of the Steering Committee shall be determined by the Board. A Party may change or replace its representatives on the Steering Committee as it deems appropriate, by notice to the other Party. Each Party will designate one of its members of the Steering Committee as co-chairperson. The co-chairperson appointed by each Party shall be empowered to bind such Party to decisions of the Steering Committee to the extent such decisions are within the authority granted the Steering Committee by the Board.

Section 7.11 No Personal Liability. Except as otherwise provided in the Delaware Act or by Applicable Law, no Director will be obligated personally for any debt, obligation or liability of any Company Entity, whether arising in contract, tort or otherwise, solely by reason of being a manager of the Company.

Section 7.12 Other Activities; Business Opportunities. Except as set forth in Section 10.03, and notwithstanding any duty otherwise existing at law or in equity, nothing contained in this Agreement shall prevent any Member or any of its Affiliates from engaging in any other activities or businesses. None of the Members nor any of their Affiliates shall be obligated to account to the Company or to the other Member for any profits or income earned or derived from other such activities or businesses.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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Section 7.13 Deadlock. If any matter other than a Major Decision is presented to the Board for approval or consideration as required or otherwise contemplated by this Agreement or the Delaware Act becomes deadlocked as a result of the Board’s failure to achieve Majority Approval, or if any matter other than a Major Decision is unable to be resolved due to a failure to achieve quorum after three (3) consecutive Board meetings that are properly noticed in accordance with Section 7.04(b) (each, a “Board Deadlock”), the dispute resolution provisions set forth in Section 13.11 shall apply to resolve such Board Deadlock. Notwithstanding the foregoing, in the event that the subject matter of the Board Deadlock specifically relates to whether or not the Company should pursue the development of one or more additional Projects, in such instance, the dispute resolution provisions set forth in Section 13.11 shall not apply and the Company shall not pursue such additional Project(s) unless and until the Board achieves the necessary Majority Approval with respect to the subject matter of the Board Deadlock.

ARTICLE VIII
EXCULPATION AND INDEMNIFICATION

Section 8.01 Exculpation of Covered Persons.

(a) As used herein, the term “Covered Person” shall mean (i) each Member, (ii) each officer, director, shareholder, partner, member, Affiliate, employee, agent or representative of each Member, and each of their Affiliates, and (iii) each Designated Individual, Director or Officer.

(b) No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in good faith reliance on the provisions of this Agreement, so long as such action or omission does not constitute fraud, gross negligence, willful misconduct or a material breach or knowing violation of this Agreement by such Covered Person.

(c) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Losses of the Company or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) another Director; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in § 18-406 of the Delaware Act.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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Section 8.02 Liabilities and Duties of Covered Persons.

(a) This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are hereby eliminated to the full extent permitted by Applicable Law and all such duties and obligations are only as expressly set forth in this Agreement, provided that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The provisions of this Agreement, to the extent that they eliminate or restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b) Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), such Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests (or, in the case of a Director, the Member that appointed such Director or its Affiliates), and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

Section 8.03 Indemnification.

(a) To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company or any Company Entity in connection with the Project or the Business of the Company; or

(ii) such Covered Person being or acting in connection with the Project or the Business of the Company as a Member, Director or Officer, or that such Covered Person is or was serving at the request of the Company as a Member, Director, or Officer;

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and within the scope of such Covered Person’s authority conferred on him, her or it by the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (y) such Covered Person’s conduct did not constitute fraud, gross negligence, willful misconduct or a material breach or knowing violation of this Agreement by such Covered Person, in each case as determined by a final, non-appealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud, gross negligence, willful misconduct or a material breach or knowing violation of this Agreement.

(b) The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 8.03; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 8.03, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(c) The indemnification provided by this Section 8.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 8.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 8.03 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

(d) To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Board may determine; provided, that (i) all Members, Directors and Officers shall be treated equally under any such insurance policies and (ii) the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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(e) Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 8.03 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make Capital Contributions beyond such Member’s Required Capital Contributions to help satisfy such indemnity by the Company.

(f) If this Section 8.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 8.03 to the fullest extent permitted by any applicable portion of this Section 8.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(g) The provisions of this Section 8.03 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 8.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 8.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

Section 8.04 Survival. The provisions of this ARTICLE VIII shall survive the dissolution, liquidation, winding up and termination of the Company.

ARTICLE IX

TRANSFER

Section 9.01 Restrictions on Transfer. A Member shall not at any time Transfer its Membership Interest except in accordance with the conditions and limitations set out in this ARTICLE IX. Without the approval of the Board, no Member shall Transfer less than all of its Membership Interest to any Person. During the [***] period beginning on the Effective Date (the “Initial Term”), except for Permitted Transfers, no Member shall Transfer its Membership Interest without the approval of the Board. At no time, either during the Initial Term or thereafter, shall any Member Transfer its Membership Interest to a Person who is a Competitor without the approval of the Board. Any Transfer of a Membership Interest in the Company that is permissible under this ARTICLE IX shall be effective to give the Transferee the right to receive the share of income, losses, and distributions to which the Transferee would otherwise be entitled if the Transferee were a Member (the “Assignee’s Rights”) but shall not be effective to admit the Transferee as a Member of the Company. A Transferee who does not become a Member of the Company under this ARTICLE IX shall have no right to exercise the voting rights of the Transferred Membership Interest, no right to examine the books or records of the Company, and no other rights of any kind whatsoever except the Assignee’s Rights. Any Transferee other than in connection with a Permitted Transfer shall be admitted as a Member of the Company only upon compliance with the following requirements:

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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(a) In the event the Transfer is during the Initial Term, furnishing the Company with written evidence of the Majority Approval of the Board, approving the admission of the Transferee as a new Member, setting forth the Capital Contribution required of such new Member (if any), setting forth the Percentage Interest of such new Member, and setting forth any terms or conditions of such new Member’s membership not already provided in this Agreement;

(b) Furnishing to the Company an agreement, in a form reasonably satisfactory to the Board, of such Transferee to be bound by all of the terms and conditions of this Agreement;

(c) If so requested by the Board, registration of such Membership Interest under the applicable federal and state securities laws and regulations or furnishing of an opinion of counsel satisfactory to the Board that such registration is not required;

(d) Providing the Company with such other instruments, executed by Transferor or Transferee where appropriate, as the Board may deem necessary or desirable to effect such admission; and

(e) Paying of such reasonable expenses as the Company may incur in connection with the admission of such new Member.

Notwithstanding anything to the contrary in this Agreement, the following shall be permitted without approval of the Board or any other Member (each, a “Permitted Transfer”): (i) the direct or indirect grant of any security interest in any Membership Interest, pursuant to any pledge or security agreement any Member may enter into with lenders; provided, however, that such grant shall not be to a Competitor; provided further that, if requested by a lender to the Company, each Member shall cause any such direct pledge made by such Member to be expressly and fully subordinated to the lenders to the Company and such Member shall obtain from its pledgee customary forms of subordination agreement requested from time to time by the Company’s lenders evidencing such subordination; (ii) any Transfer in connection with any foreclosure or other exercise of remedies in respect of any Membership Interest subject to a security interest referred to in the foregoing clause (i); and (iii) any Transfer to a Permitted Transferee, and, in the cases of clauses (ii) and (iii), such Person shall be admitted as a Member with respect to the Transferred Membership Interest, and shall be able to exercise all rights associated with the Transferred Membership Interest, upon compliance with Section 9.01, without the approval of the Board required under Section 9.01(a).

Section 9.02 Assignment Binding on Company. No Transfer of the Membership Interest of a Member permitted to be made under this Agreement shall be binding upon the Company unless and until a duplicate original of such assignment or instrument of Transfer, duly executed and acknowledged by the Transferor, has been delivered to the Company, and such instrument evidences (a) the written acceptance by the Transferee of all of the terms and provisions of this Agreement and (b) the Transferee’s representation that such assignment was made in accordance with all applicable laws and regulations.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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Section 9.03 Acceptance of Prior Acts. Any Person who is admitted as a Member, by being admitted as a Member, accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company prior to the date it was admitted as a Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to said date and which are in force and effect on said date.

Section 9.04 Additional Limitations. Notwithstanding anything contained in this Agreement, no Member shall Transfer its Membership Interest unless such Transfer also complies with the following:

(a) such Transfer will not be subject to, or such Transfer, when aggregated with prior Transfers in accordance with applicable law will not result in the imposition of any state, city or local transfer taxes, including, without limitation, any transfer gains taxes, unless the Transferee pays such taxes;

(b) such Transfer complies with the transfer restrictions in this Agreement and all agreements to which the Company is a party or by which their assets are bound that have been entered into in accordance with this Agreement (including any financing documents); provided, that notwithstanding anything to the contrary contained herein, the Transferor shall have the right and the authority to cause the Company to execute and deliver all notices, certifications and other documents necessary in order to comply with any notification or consent requirements of such agreements with respect to such Transfer (other than any such documents that would increase the obligations or liability of the Company or any other Member);

(c) such Transfer will not cause the Company to be (i) treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or (ii) classified as a corporation (or as an association taxable as a corporation) within the meaning of Section 7701(a) of the Code.

Section 9.05 Right of First Refusal.

(a) If a Member endeavors to voluntarily Transfer its Membership Interest to any Person other than pursuant to a Permitted Transfer (a “Proposed Sale”) after the Initial Term, the Member shall so notify the other Member in writing, which notice shall set forth the intention of such Member to Transfer the Membership Interest, the name and address of the prospective Transferee, the Membership Interest proposed to be transferred, and the terms (including sales price and any other financial terms) of such proposed Transfer (collectively, the “Sale Terms”).

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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(b) Prior to the consummation of a Proposed Sale, the other Member shall have the option to purchase and, upon exercise of such option, the Transferor shall be obligated to sell to the other Member the Transferor’s Membership Interest affected by the Proposed Sale (the “Transfer Interest”) at the price and pursuant to the terms set forth in Section 9.05(a). The other Member exercising its option to purchase the Transfer Interest must so notify the Transferor no later than thirty (30) days following its receipt of the written notice contemplated by Section 9.05(a). If the other Member fails to exercise its option on a timely basis, then the Transferor shall be permitted to make a bona fide Transfer of the Transfer Interest, provided that such Transfer shall be made only in strict compliance with the Sale Terms to the proposed Transferee identified in the Sale Terms. However, if for any reason the Transferor shall fail to make such Transfer within one hundred and twenty (120) days following the other Member’s receipt of the written notice contemplated by Section 9.05(a), then such Transferor’s Membership Interest shall again become subject to all of the restrictions of this Section 9.05. In no event will the transferee of any Membership Interest be admitted as a Member of the Company except as set forth in Section 9.01.

(c) For purposes of this Section 9.05, the purchase price of the Transfer Interest shall be in accordance with the Sale Terms. The closing of any purchase of a Transfer Interest pursuant to this Section 9.05 shall take place within one hundred and twenty (120) days after the date of the notice by the other Member of the exercise of such option or at such other times as the parties to the purchase shall agree in writing. At the closing, the Transferor shall deliver to the other Member an executed assignment of the Transfer Interest reasonably satisfactory in form to counsel for the Company. The purchase price shall be payable in full at closing in cash or immediately available funds. The Transferor and the other Member each shall execute and deliver such other documents as may be reasonably requested by the other and by the Company.

Section 9.06 Options on Triggering Events.

(a) With respect to a Member, each of the following events (each, a “Triggering Event”) shall give rise to the options and other rights of the Company as set forth in this Section 9.06:

(i) Conviction of the Member of a criminal offense against the Company; or

(ii) An event of Bankruptcy with respect to the Member.

(b) If a Triggering Event occurs with respect to a Member, then the Company shall have the first option to purchase all, and not less than all, of the Membership Interest of the Member (the “Option Interest”). The Company shall exercise such option by providing written notification to the Transferor and the other Member within one hundred twenty (120) days following the Notice Date. If the Company has not provided such notification by such date, the Company’s option will be deemed to have expired.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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(c) If the Company does not exercise its option under Section 9.06(b), the other Member may purchase the Option Interest. The other Member shall exercise its option by providing written notification to the Transferor and the Company within forty (40) days following the date on which the Company’s prior option expires. If the other Member has not provided such notification by such date, the other Member’s option will be deemed to have expired.

(d) In the event that the Membership Interest of a Member is purchased pursuant to this Section 9.06, then the purchase price shall be an amount equal to the Fair Market Value of such Membership Interest as of the date of the Triggering Event.

(e) The closing of any purchase of a Membership Interest pursuant to this Section 9.06 shall take place within one hundred twenty (120) days following the date of the notice of the exercise of such option. At the closing, the Transferor shall deliver to the purchaser of the Membership Interest an executed assignment of the Membership Interest reasonably satisfactory in form to counsel for the Company. The purchase price shall be payable in full at closing in cash or immediately available funds. The Transferor and the purchaser each shall execute and deliver such other documents reasonably requested by the other and by the Company.

Section 9.07 Tag Along Rights.

(a) In the event that a Member (a “Selling Member”) proposes to voluntarily conduct a Transfer that is not a Permitted Transfer after the Initial Term of all of its Membership Interest in the Company (a “Proposed Sale Transaction”) and, after giving effect to Section 9.05, such Membership Interest is not purchased by the other Member, the Selling Member shall deliver a written notice to the other Member at least twenty (20) days prior to the closing date of the Proposed Sale Transaction (a “Tag Along Notice”), and such other Members shall have the right to participate in the Proposed Sale Transaction in accordance with the terms, and subject to the conditions set forth in this Section 9.07 (a “Tag Along Sale”). The Tag Along Notice shall set forth the principal terms of the Tag Along Sale insofar as it relates to the Transfer of Membership Interests, including (i) the name and address of the proposed purchaser of the Membership Interest (the “Proposed Purchaser”), (ii) the purchase price for the Selling Member’s Membership Interest, (iii) the purchase price for the Membership Interests of all of the Members (the “All Interests Sales Price”), and (iv) an offer by the Selling Member allowing the other Member to participate in the sale to the Proposed Purchaser of all (but not less than all) of the Membership Interest owned by the other Member. The other Member shall have the right, for a period of fifteen (15) days after receipt of the Tag Along Notice, to accept such offer by delivering a written notice to the Selling Member within such fifteen (15) day period which states that it is exercising its rights (“Tag Along Rights”) pursuant to Section 9.07 of this Agreement (a “Sale Participation Notice”). Failure by the other Member to deliver such Sale Participation Notice within such fifteen (15) day period constitutes a waiver of the Tag Along Rights set forth in this Section 9.07.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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(b) If the other Member exercises its Tag Along Rights set forth in this Section 9.07, then the Proposed Purchaser shall be obligated to purchase the Membership Interest held by the other Member for its pro rata portion of the All Interests Sale Price and otherwise upon the same terms, and subject to the same conditions, as the agreement between the Selling Member and the Proposed Purchaser. In connection with a Transfer to the Proposed Purchaser, the other Member will be obligated to enter into such agreements as are customary and reasonable in the context of the Tag Along Sale to (x) assign its Membership Interest to the Proposed Purchaser and (y) provide identical representations and warranties (and indemnities with respect thereto) being provided by the Selling Member with respect to the fact that the Proposed Purchaser is receiving the other Member’s Membership Interest free and clear of any liens, claims or encumbrances. At the closing of the Tag Along Sale, the Proposed Purchaser shall pay to the other Member that exercised its tag along right pursuant to this Section 9.07 its pro rata portion of the All Interests Sale Price in immediately available funds upon the same terms, and subject to the same conditions, as the Proposed Purchaser pays the Selling Member its pro rata portion of the All Interests Sale Price for the Selling Member’s Membership Interest.

(c) If the Proposed Purchaser is unwilling or unable to acquire all of the Membership Interest of the other Member to the extent the other Member exercises its Tag Along Rights pursuant to Section 9.07, then the Selling Member shall be prohibited from selling its Membership Interest to such Proposed Purchaser.

ARTICLE X

COVENANTS AND AGREEMENTS OF THE MEMBERS

Section 10.01 Confidentiality.

(a) Each Member acknowledges that during the term of this Agreement, it will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the other Member and the Company Entities that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents that any Member or Company Entity treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). In addition, each Member acknowledges that: (i) the Company Entities and each of the Members have invested, and continue to invest, substantial time, expense and specialized knowledge in developing their Confidential Information; (ii) the Confidential Information provides each Member and the Company Entities with a competitive advantage over others in the marketplace; and (iii) each Member and the Company Entities would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member or Company Entity is subject, no Member or Company Entity shall, directly or indirectly, disclose or use (other than in connection with the conduct of the Company’s Business or the monitoring of its investment in the Company) at any time, including, without limitation, use for personal, commercial or proprietary advantage or profit, either during its association with each other or the Company or thereafter, any Confidential Information of which such Member or Company Entity is or becomes aware. Each Member and Company Entity in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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(b) Nothing contained in Section 10.01(a) shall prevent any Member or Company Entity from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Member or Company Entity; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary to assert any right or defend any claim arising under this Agreement; (v) to the other Member or Company Entity; (vi) to such Member’s Representatives or Company Entity Representatives who, in the reasonable judgment of such Member or Company Entity, need to know such Confidential Information and agree to be bound by the provisions of this Section 10.01 as if a Member; or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Membership Interests from such Member, as long as such Transferee shall have agreed to be bound by the provisions of this Section 10.01 as if a Member; provided, that to the fullest extent permitted by law in the case of clause (i), (ii) or (iii), such Member or Company Entity shall notify the Company and/or other Member of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and other Member) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company and the other Member, when and if available.

(c) The restrictions of Section 10.01 shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by such Member or Company Entity, or any respective Affiliate or Representative of such Member or Company Entity, in violation of this Agreement; (ii) is or has been independently developed or conceived by such Member or its Affiliate without use of Confidential Information; or (iii) becomes available to such Member or any of its Affiliates or Representatives on a non-confidential basis from a source other than a Company Entity, the other Member or any of their respective Representatives, provided, that such source is not known by the receiving Member to be bound by a confidentiality agreement regarding any Company Entity.

(d) The obligations of each Member under this Section 10.01 shall survive (i) the termination, dissolution, liquidation and winding up of the Company, (ii) the resignation of such Member from the Company, and (iii) such Member’s Transfer of its Membership Interest.

Section 10.02 [***]

Section 10.03 [***]

(a) [***]

(b) In light of each Member’s access to Confidential Information and position of trust and confidence with the Company, each Member further agrees that, during the Restricted Period, it shall not (and it shall cause its Affiliates not to), directly or indirectly through one or more of any of its Affiliates, solicit or entice, or attempt to solicit or entice, any clients, customers or suppliers of the Company or any SPV for purposes of diverting their business or services from the Company or such SPV; provided, that, for the avoidance of doubt, this subsection shall not prohibit a Member or any of its Affiliates from performing its express obligations or exercising its express rights set forth in the Marketing Agreement.

(c) If any court of competent jurisdiction determines that any of the covenants set forth in this Section 10.03, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to modify any such unenforceable provision in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Section 10.03 or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties, as embodied herein, to the maximum extent permitted by Applicable Law. The Parties expressly agree that this Agreement as so modified by the court shall be binding on and enforceable against each of them.

(d) The obligations of the Members under this Section 10.03 shall survive following dissolution of the Company except in the event the Company is dissolved pursuant to Sections 12.01(f), 12.01(g) or 12.01(h), the obligations of the Members under this Section 10.03 shall terminate.

Section 10.04 Parent Guarantee. Within thirty (30) days following the Effective Date, (i) Loop shall cause Loop Parent to enter into a performance guarantee for the benefit of IVH and the Company of all of Loop’s obligations hereunder and (ii) IVH shall cause IVL to enter into a performance guaranty for the benefit of Loop and the Company of all of IVH’s obligations hereunder, in each such case in form reasonably acceptable to the other Member.

Section 10.05 Budget; Initial Project Documents. The Members agree to (and agree to cause their respective Affiliates and Directors to) use commercially reasonable efforts to negotiate, agree upon and document the Budget and each of the Initial Project Documents as are required or useful for purposes of the Initial Project.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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ARTICLE XI

ACCOUNTING; TAX MATTERS

Section 11.01 Financial Statements.

(a) The Company shall furnish to each Member the following reports:

(a) As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Year, audited consolidated balance sheets of the Company as at the end of each such Fiscal Year and audited consolidated statements of income, cash flows and Members’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Board, certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of their operations and changes in their cash flows and Members’ equity for the periods covered thereby.

(b) As soon as available, and in any event within twenty-five (25) days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited consolidated balance sheets of the Company as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members’ equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company and independent certified public accountants of recognized national standing selected by the Board under a review engagement.

(c) As soon as available, and in any event within five (5) days after the end of each monthly accounting period in each Fiscal Year (other than the last month of the Fiscal Year), unaudited consolidated balance sheets, consolidated statements of income, cash flows and Members’ equity of the Company as at the end of each such month in reasonable detail and all prepared in accordance with GAAP, certified by the principal financial or accounting officer of the Company.

Section 11.02 Inspection Rights. Subject to Section 10.01, upon reasonable notice from a Member, the Company shall afford such Member and its Representatives access during normal business hours to (i) the Company’s properties, offices, plants and other facilities; (ii) the corporate, financial and similar records, reports and documents of the Company/such Company Entities, including all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters and communications with Members, and to permit each Member and its Representatives to examine such documents and make copies thereof or extracts therefrom; and (iii) any Officers, senior employees and accountants of the Company, and to afford each Member and its Representatives the opportunity to discuss and advise on the affairs, finances and accounts of the Company with such Officers, senior employees and public accountants (and the Company hereby authorizes such employees and accountants to discuss with such Member and its Representatives such affairs, finances and accounts); provided, that (x) the requesting Member shall bear its own expenses and all reasonable expenses incurred by the Company in connection with any inspection or examination requested by such Member pursuant to this Section 11.02 and (y) if the Company provides or makes available any report or written analysis for any Member pursuant to this Section 11.02, it shall promptly provide or make available such report or analysis to or for the other Member.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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Section 11.03 Income Tax Status. It is the intent of this Company and the Members that this Company shall be treated as a partnership for U.S., federal, state and local income tax purposes. Neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

Section 11.04 Partnership Representative.

(a) The Members hereby appoint Loop as the “partnership representative” (the “Partnership Representative”) as provided in Code Section 6223(a). The Members hereby appoint Daniel Solomita as the sole person authorized to act on behalf of the Partnership Representative (the “Designated Individual”). The Designated Individual can be removed at any time by the Board. The Partnership Representative shall resign if it is no longer a Member, and the Designated Individual shall resign if it is no longer an employee of the Partnership Representative. In the event of the resignation of the Partnership Representative, the other Members shall select a replacement. In the event of the resignation or removal of the Designated Individual, the Board shall select a replacement. If the resignation or removal of the Partnership Representative or Designated Individual occurs prior to the effectiveness of the resignation or removal under applicable Treasury Regulations or other administrative guidance, the Partnership Representative or Designated Individual that has resigned or been removed shall not take any actions in its capacity as Partnership Representative or Designated Individual except as directed by the other Members, in the case of a Partnership Representative that has resigned, or the Board, in the case of a Designated Individual that has resigned or been removed.

(b) The Partnership Representative is authorized and required to represent the Company in connection with all examinations of the Company’s affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Partnership Representative shall promptly notify the other Member if any tax return of the Company is audited and upon the receipt of a notice of final partnership administrative adjustment or final partnership adjustment, and shall keep the other Member reasonably informed of the status of any tax audit and resulting administrative and judicial proceedings. Without the consent of the other Member, the Partnership Representative shall not extend the statute of limitations, file a request for administrative adjustment, file suit relating to any Company tax refund or deficiency or enter into any settlement agreement relating to items of income, gain, loss or deduction of the Company with any Taxing Authority.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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(c) To the extent permitted by applicable law and regulations, the Company will annually elect out of the partnership audit procedures enacted under Section 1101 of the BBA (the “BBA Procedures”). For any year in which applicable law and regulations do not permit the Company to elect out of the BBA Procedures, then within forty-five (45) days of any notice of final partnership adjustment, the Company will elect the alternative procedure under Code Section 6226, and furnish to the Internal Revenue Service and each Member during the year or years to which the notice of final partnership adjustment relates a statement of the Member’s share of any adjustment set forth in the notice of final partnership adjustment.

(d) Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes and any taxes imposed pursuant to Code Section 6226) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 6.04.

(e) Except as otherwise provided herein, the Partnership Representative shall have sole discretion to make any determination regarding income tax elections it deems advisable on behalf of the Company; provided, that the Partnership Representative will make an election under Code Section 754, if requested in writing by a Member.

Section 11.05 Tax Returns. At the expense of the Company, the Board (or any Officer that it may designate) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. The Company shall provide the Members copies of all tax returns at least thirty (30) days prior to the filing thereof. As soon as reasonably possible after the end of each Fiscal Year, the Board or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state and local income tax returns for such Fiscal Year.

Section 11.06 Company Funds. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Board, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Board. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Board may designate.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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ARTICLE XII
DISSOLUTION AND LIQUIDATION

Section 12.01 Events of Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a) The approval by the Board to dissolve the Company;

(b) The bankruptcy of the Company;

(c) The sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company;

(d) The entry of a decree of judicial dissolution of the Company under § 18-802 of the Delaware Act;

(e) At any time there are no members of the Company unless the Company is continued in accordance the Delaware Act;

(f) [***]

(g) [***]

(h) The delivery of written notice from either Member to the other Member and the Company of such Member’s determination to dissolve the Company in the event that the other Member fails to timely make its Initial Capital Contribution to the Company.

Section 12.02 Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 12.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 12.03 and the Certificate of Formation shall have been cancelled as provided in Section 12.04.

Section 12.03 Liquidation. If the Company is dissolved pursuant to Section 12.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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(a) The Board shall act as liquidator to wind up the Company (the “Liquidator”); provided that, notwithstanding anything herein to the contrary, (i) if the Company is being dissolved pursuant to Section 12.01(b) based on the Bankruptcy or a default by Loop, IVH shall act as Liquidator; or (ii) if the Company is being dissolved pursuant to Section 12.01(b) based on the Bankruptcy or a default by IVH, Loop shall act as Liquidator. The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner; provided that, if the Board is the Liquidator, it shall act in accordance with ARTICLE VII until the winding up occurs. The Liquidator shall be a “liquidating trustee” of the Company within the meaning of the Delaware Act.

(b) As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c) The Liquidator shall assign to each Member a joint, undivided ownership interest in all Company IP, with such assignment to specify that neither Member shall be entitled to assign or otherwise transfer its interest in the Company IP (without the prior written consent of the other Member) or, without having first complied with the following requirements of this Section 12.03(c), use or license any of the Company IP for any purpose. To the extent that either Member would like to use or license the Company IP (the “Requesting Member”), it shall send written notice thereof to the other Member with such notice to specify (i) the applicable Company IP that it intends to use or license (i.e., applicable patents, copyrights, trademarks, trade secrets), (ii) the scope of the use or license (including the territory, field of use, types of products or services, and rights to grant sublicenses), (iii) any proposed rights of exclusivity, (iv) the term of the use or license, (v) in the case of a license, the identity of the proposed licensee, (vi) in the case of a license, the fees payable to such Requesting Member by the licensee in consideration for the license (such as license fees, royalties, milestone fees, and deductions), and (vii) in the case of a license, the termination rights (collectively, the “IP Usage Terms”). Notwithstanding the foregoing, in no event shall the Requesting Member be entitled to any rights of exclusivity (as to itself or any license granted), unless such rights of exclusivity are approved in writing by the other Member. Promptly following delivery of such notice, the Parties shall negotiate for a period of at least thirty (30) days in an effort to agree upon an appropriate royalty, revenue share (for example, in the case of a license, the other Member would be entitled to a percentage of the license fees, royalties, milestone fees, or other fees being received by the Requesting Member from its licensee), or other fee to be paid by the Requesting Member to the other Member in consideration for such use or license by the Requesting Member, and the payment terms thereof. If the Parties are unable to reach agreement on such fee within such thirty (30) day period, either Party may elect to require the Parties to engage an independent appraiser mutually agreed upon by the Parties (the “IP Appraiser”) to determine, based on the fair market value of the underlying Company IP and the IP Usage Terms (including any proposed rights of exclusivity only if such rights of exclusivity have been approved by the other Member), the appropriate amount of the royalty, revenue share, or other fee to be paid by the Requesting Member to the other Member, and the appropriate payment terms thereof (collectively, the “Royalty Terms”), in connection with the Member’s use or license of the applicable Company IP determined by “baseball arbitration” as follows. Within sixty (60) days after an IP Appraiser is selected, each Party will deliver to both the IP Appraiser and the other Party a detailed written proposal setting forth its proposed Royalty Terms and a memorandum (the “Support Memorandum”) in support thereof. Within thirty (30) days after receipt of the other Party’s proposed Royalty Terms and Support Memorandum, each Party may submit to the IP Appraiser (with a copy to the other Party) a response to the other Party’s Support Memorandum. Neither Party may have any other communications (either written or oral) with the IP Appraiser other than for the sole purpose of engaging the IP Appraiser or as expressly permitted in this Section 12.03(c); provided that, the IP Appraiser may convene a hearing if the IP Appraiser so chooses to ask questions of the Parties and hear oral argument and discussion regarding each Party’s proposed Royalty Terms. Within thirty (30) days after the IP Appraiser’s appointment, the IP Appraiser will select one of the two proposed Royalty Terms (without modification) provided by the Parties that he or she believes is most consistent with the intention underlying and agreed principles set forth in this Agreement. The costs and expenses of the IP Appraiser shall be split equally between the Parties. The determination of the Royalty Terms by the IP Appraiser shall be final and binding on the Parties and the Parties shall promptly enter into a written agreement memorializing the Requesting Member’s right to use or license the applicable Company IP in accordance with the applicable IP Usage Terms and pursuant to the applicable Royalty Terms. The obligations of each Member under this Section 12.03(c) shall survive the termination, dissolution, liquidation and winding up of the Company for any reason.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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(d) The Liquidator shall liquidate the remaining assets of the Company other than the Company IP and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i) first, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company) and to the establishment of and additions to reserves that are determined by the Liquidator to be reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Company; and

(ii) second, to the Members in accordance with the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs.

(e) Notwithstanding the provisions of Section 12.03(d) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 12.03(d), if upon dissolution of the Company the Liquidator reasonably determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, upon the unanimous consent of the Directors, distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.03(d), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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Section 12.04 Cancellation of Certificate. Upon completion of the distribution of the assets of the Company as provided in Section 12.03(c) and (d), the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

Section 12.05 Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any Member from any Loss that at the time of such dissolution, liquidation, winding up or termination already had accrued to any other Member or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member’s right to indemnification pursuant to Section 8.03.

Section 12.06 Recourse for Claims. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Member.

ARTICLE XIII
MISCELLANEOUS

Section 13.01 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 13.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Member as shall be specified in a notice given in accordance with this Section 13.02):

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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If to Loop:	Loop Innovations, LLC c/o Loop Industries, Inc. 480 rue Fernand-Poitras Terrebonne, Quebec J6Y 1Y4 E-mail: apenta@loopindustries.com Attention: Antonella Penta
with a copy to:	Wilson Sonsini Goodrich & Rosati One Market Place, Suite 3300 San Francisco, California 94105 E-mail: dkwon@wsgr.com Attention: Denny Kwon
If to IVH:	Indorama Ventures Holdings LP 4235 South Stream Boulevard, Charlotte, NC 28217 Email: hunter.stamey@us.indorama.net Attention: Hunter Stamey
with a copy to:	Parker Poe Adams & Bernstein LLP 401 S. Tryon St., Suite 3000 Charlotte, NC 28202 Email: stevehunting@parkerpoe.com Attention: Stephen R. Hunting

Section 13.03 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

Section 13.04 Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as otherwise provided in Section 8.03(f) and Section 10.03(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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Section 13.05 Entire Agreement. This Agreement, together with the Certificate of Formation and all related Exhibits and Schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including, without limitation, the Preliminary Agreements.

Section 13.06 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by any Member except as permitted by this Agreement and any assignment in violation of this Agreement shall be null and void.

Section 13.07 No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the Parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.08 Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by both Members. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to Schedule A that are necessary to reflect any new issuance or Transfer of Membership Interests in accordance with this Agreement may be made by the Board without the consent of or execution by the Members.

Section 13.09 Waiver. No waiver by any Member of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Member so waiving. No waiver by any Member shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 13.09 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 13.12 hereof.

Section 13.10 Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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Section 13.11 Dispute Resolution.

(a) The Parties hereby agree that any Board Deadlock, dispute, suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise (each, a “Dispute”), shall be resolved in accordance with this Section 13.11.

(b) Either Party may provide written notice to the other Party of any Dispute, and, upon receipt of such notice, the Board shall meet as soon as reasonably practical, but in all events within forty-five (45) calendar days following receipt of notice of the Dispute, to attempt, in good faith, to resolve the differences which are the subject of the Dispute in a manner which allows the Company and any SPVs to continue to operate. If at such meeting, the Board does not reach an agreement to resolve the Dispute, any Director may refer such matter to the chief executive officer of Loop Parent and the chief executive officer of IVL (collectively, the “Umpires”) for resolution. The Umpires shall meet as soon as reasonably practical, but in all events within forty-five (45) calendar days following the referral, to attempt, in good faith, to resolve the differences which are the subject of the Dispute.

(c) If the Umpires do not reach a resolution of the Dispute, the Board shall enter into non-binding mediation with the International Chamber of Commerce (“ICC”) in Washington, DC in the United States of America. The mediator shall be selected unanimously by the Board prior to entering mediation or if the Board cannot agree on a mediator within ten (10) days from the date the meetings of the Umpires have completed, then the Board agrees to allow ICC to appoint a mediator. The mediation session shall be held within thirty (30) days of the retention of the mediator, and last for at least three (3) full mediation days. The Board may agree to continue the mediation process beyond three (3) days, until there is a settlement agreement, or the IVH Directors, the Loop Directors, or the mediator, states that there is no reason to continue because of an impasse that cannot be overcome and sends a “notice of termination of mediation.” All reasonable efforts will be made to complete the mediation within ninety (90) days of the first mediation session. The costs and expenses of such mediation shall be borne by the Company; provided that each Party shall bear the fees and expenses of its own attorneys and consultants.

(d) If a Dispute remains unresolved ninety (90) days after the first mediation session conducted pursuant to Section 13.11(c), the Dispute shall be submitted by the Board to final and binding arbitration administrated by the International Court of Arbitration of the ICC (the “ICC Court”) under the Rules of Arbitration of the ICC (the “ICC Rules”). The decision and award rendered by the arbitrators shall be final and non-appealable and binding on the Board and the Parties and may be entered and enforced in any court having jurisdiction, and any court where a Party or its assets is located (to whose jurisdiction the Parties consent for the purposes of enforcing the award). There shall be three (3) arbitrators. The Parties agree that one (1) arbitrator shall be appointed by each Party within twenty (20) days of receipt by respondent of the Request for Arbitration (as defined in the ICC Rules) or, if such Party fails to appoint an Arbitrator with such twenty (20) day period, by the ICC Court in accordance with the ICC Rules, and the third presiding arbitrator shall be appointed by agreement of the two party-appointed arbitrators within fourteen (14) days of the appointment of the second arbitrator. If more than one arbitration is commenced under this Agreement and any Party contends that two (2) or more arbitrations are substantially related and that the issues should be heard in one (1) proceeding, the arbitrators selected in the first-filed proceeding shall determine whether, in the interests of justice and efficiency, the proceedings should be consolidated before those arbitrators. The arbitration shall take place in Washington, DC in the United States of America. The arbitration shall be conducted and the award shall be rendered in the English language. Except as may be required by Applicable Law, neither Party nor the arbitrators may disclose the existence, content or results of any arbitration without the prior written consent of both Parties, unless to protect or pursue a legal right. The arbitrators will have no authority to award punitive damages or consequential damages. The costs and expenses of such arbitration shall be borne by the Company; provided that each Party shall bear the fees and expenses of its own attorneys and consultants.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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Section 13.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.13 Equitable Remedies. Each Member hereto acknowledges that a breach or threatened breach by such Member of any of its obligations under this Agreement would give rise to irreparable harm to the other Parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Member of any such obligations, each of the other Parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 13.14 Attorneys’ Fees. In the event that any Member institutes any legal suit, action or proceeding, including arbitration, against another Member in respect of a matter arising out of or relating to this Agreement, the prevailing Member in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Member in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

Section 13.15 Remedies Cumulative. Except as expressly provided herein to the contrary, the rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 13.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Members: LOOP INNOVATIONS, LLC
By:_______________________ Name: ____________________ Title: _____________________
INDORAMA VENTURES HOLDINGS LP
By:_______________________ Name: ____________________ Title: _____________________

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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SCHEDULE A

MEMBERS SCHEDULE

Member Name and Address	Percentage Interest
Loop Innovations, LLC	50%
Indorama Ventures Holdings LP	50%
Total:	100%

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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SCHEDULE B

SHARED SUPPORT SERVICES

Supplier:	[***] (or its Affiliate)
Recipient:	The Company
Supply:	[***] (or its Affiliate) shall provide certain shared services to the Company upon the terms and subject to the conditions of the Shared Services Agreement.
Shared Support Services:

The shared services may include:

▪ Tank farm

▪ Rail area

▪ TA unloading

▪ MG distillation

▪ Site logistics

▪ Poly lab

▪ Polymer administration

▪ Central facilities

▪ Service contracts

▪ Engineering process control

▪ Materials control

▪ Safety, health and environment

▪ Human resources

▪ Data center

▪ Accounting, finance, procurement and other common services

▪ Production services, and

▪ such other services as will be set out in the Shared Services Agreement or as agreed to from time to time.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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SCHEDULE B

UTILITIES

Supplier:	[***] (or its Affiliate)
Purchaser:	The Company
Supply:

[***] (or its Affiliate) shall sell and deliver to the Company, and the Company shall accept, take delivery of and pay for, upon the terms and subject to the conditions of the Shared Services Agreement, certain utilities which may include the following:

▪ Electricity

▪ Steam

▪ Nitrogen

▪ Raw water/Demineralized water

▪ Cooling water

▪ Dowtherm

▪ Compressed air

▪ Air conditioning; and

▪ Waste treatment.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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